Exhibit 99.1

CHAMPION ANNOUNCES 2004 YEAR END AND FOURTH QUARTER EARNINGS

        Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced net income for the year and quarter ended October 31, 2004. The Company reported net income of $498,000 for the quarter ended October 31, 2004 compared with net income of $744,000 for the quarter ended October 31, 2003. The Company recorded net income for the year ended October 31, 2004 of $750,000 compared with net income of $1,768,000 for the year ended October 31, 2003. The reduction in net income during the fourth quarter related primarily to a reduction in gross margin and for the year primarily related to higher selling, general and administrative (S,G &A) costs. These S,G&A costs increased primarily due to higher payroll and other selling costs to support sales growth initiatives, increased bad debt expenses and professional service related expenses and operating costs of acquired entities.

        Champion’s balance sheet, the cornerstone of the Company, continued to reflect a strong position with total interest bearing debt to equity at approximately 23.9 percent, book value per outstanding share of $4.27, cash of $1.7 million, working capital of $26.9 million and shareholders’ equity of $41.6 million. During the year the Company invested $5.0 million into the business for property and equipment and invested an additional $3.0 million in acquisitions net of cash received. This activity required the utilization of borrowings, net of repayments, and the assumption of debt totaling of $4.1 million.

        Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “It is clear from the current condition of our balance sheet that we are generating the cash to pay dividends, grow our business, and purchase equipment. At the same time, we are maintaining strong working capital and cash positions with sufficient liquidity and borrowing capacity to fund further growth initiatives. We have expended considerable effort during 2004 to strengthen our franchise in several areas. We consolidated multiple facilities into a single unit in our Baton Rouge market. Our Blue Ridge Printing Knoxville plant was consolidated into our Asheville operation approximately one hour away. In addition, we strengthened our core West Virginia operations through the acquisition of our key market competitor Syscan Corporation. This acquisition will add substantial sales volume to our organization and should provide significant synergy cost savings which we anticipate to be achieved by the second quarter of 2005. Our industry is recovering from its deepest recession in thirty years and with an improving economic picture we would anticipate the cost synergy strategies mentioned above to provide a foundation for improved operating results going forward.”

        The above mentioned net income figures resulted in basic and diluted earnings per share of $0.05 for the quarter ended October 31, 2004 compared with $0.08 for the comparable quarter of 2003. The Company recorded net income per share on a basic and diluted basis of $0.08 per share for the year ended October 31, 2004 compared with net income per share of $0.18 for the prior year ended October 31, 2003.

        The Company experienced an increase in sales for the year of $2.2 million or 1.8% from $122.2 million in 2003 to $124.4 million in 2004. The printing segment of the business reflected a sales decrease of $1.2 million or 1.3%, with the office products and office furniture segment showing an overall sales increase of $3.4 million or 13.4%. The sales increase for the year was primarily due to the result of the Syscan acquisition, the results of which were reflected for two months of the fiscal year. The acquisition of certain assets of Westerman Print Company and a full year of sales for certain acquisitions which were completed in the third quarter of 2003 also were significant components of the overall sales increase.

        Mr. Reynolds concluded, “During 2004 we addressed three key areas: litigation, operations and strategic growth. We received a favorable ruling from the Supreme Court of Mississippi that upheld the Court of Appeals of the State of Mississippi February 3, 2004 reversal of a judgment and jury verdict rendered February 16, 2002 against the Company in a civil action brought in state court in Jackson, Mississippi and its remand for new trial. The net impact is the contingent jury award has been eliminated and we now have the ability to vigorously defend this action against our Company in the future. The Company’s operations were solidified by closing our ranks with the above mentioned facility consolidations regarding our Baton Rouge operations and Blue Ridge Printing. The year was concluded with the Syscan acquisition which we feel will enable us to drive our core earnings in several key markets while providing superior service and supply chain management solutions to our customers within these markets. The events of 2004 represent critical long term planning initiatives we believe will bring long term value to all our stakeholders. We intend to roll up our sleeves in 2005 and continue to work for our customers, shareholders and all stakeholders in Champion Industries, Inc.”

        Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing and Syscan (West Virginia and Kentucky), Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia), The Merten Company (Ohio), Smith & Butterfield (Indiana and Kentucky), Bourque Printing, Upton Printing, Transdata Systems and Diez Business Machines (Louisiana), Dallas Printing (Mississippi), Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey), Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

        Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)
	Three months ended October 31		Year ended October 31
	2004	2003	2004	2003
Printing	$25,177,000	$26,767,000	$95,324,000	$96,537,000
Office products & office furniture	9,312,000	6,869,000	29,078,000	25,646,000
Total revenues	34,489,000	33,636,000	$124,402,000	$122,183,000

Net income	$498,000	$744,000	$750,000	$1,768,000

Per share data:
Net income
Basic	$0.05	$0.08	$0.08	$0.18
Diluted	$0.05	$0.08	$0.08	$0.18

Weighted average shares outstanding:
Basic	9,734,000	9,714,000	9,729,000	9,714,000
Diluted	9,802,000	9,810,000	9,825,000	9,761,000

	As of October 31, (in millions)
	2004	2003
Current assets	$36.5	$35.5
Total assets	$64.1	$58.5
Current liabilities	$9.6	$8.5
Total liabilities	$22.6	$15.8
Shareholders equity	$41.6	$42.7

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492